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Exhibit 3.107

ARTICLES OF INCORPORATION

        Pursuant to § 7-102-102, Colorado Revised-Statutes (CRS.), the individual named below causes these Articles of Incorporation to be delivered to the Colorado Secretary of State for filing, and states as follows:

        FIRST:    The entity name of the corporation is ISI Merger Corp. (the "Corporation").

        SECOND:    The total number of shares of stock which. the Corporation shall have authority to issue is Five Thousand (5,000) shares of Common Stock of the par value of One Cent ($0.01) per share.

        THIRD:    The street address of the Corporation's initial registered office in the State of Colorado is: 1560 Broadway, Denver, Colorado 80202, Denver County. The name of its registered agent at such address is: Corporation Service Company.

        FOURTH:    The address of the Corporation's initial principal office is 5000 Philadelphia Way, Lanham, Maryland 20706.

        FIFTH:    The name and address of the incorporator is Griselle Estrada, 1201 New York Avenue, N.W., Suite 1000, Washington, D.C. 20005-3917.

        SIXTH:    The purposes of the Corporation axe to engage in, promote, conduct and carry on any lawful acts or activities for which corporations may be organized under the Colorado Business Corporation At (the "Act").

        SEVENTH:    Elections of directors need not be by written ballot unless otherwise provided in the Bylaws of the Corporation.

        EIGHTH:    The number of directors of the Corporation shall be such number as from time to time shall be fixed by, or in the warmer provided in, the Bylaws of the Corporation. None of the directors need be a shareholder of the Corporation or a resident of the State of Colorado.

        NINTH:    In furtherance and not in limitation of the rights, powers, privileges and discretionary authority granted or conferred by the Act or other statutes or laws of the State of Colorado, the Board of Directors is expressly authorized:

          A.    To make, amend, alter or repeal the Bylaws of the Corporation;

          B.    To authorize and cause to be executed mortgages and liens upon the real and personal property of the Corporation;

          C.    To set apart out of any funds of the Corporation available for dividends, a reserve or reserves for any proper purpose and to reduce any such reserve in the manner in which it was created; and

          D.    To adopt from time to time Bylaw provisions with respect to indemnification of directors, officers, employees, agents and other persons as it shall deem expedient and in the best interests of the Corporation and to the extent permitted by law.

        TENTH:    The books of the Corporation may be kept (subject to any provision contained in the Act) outside the State of Colorado at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

        ELEVENTH:    The Corporation reserves the right to amend, alter, change or repeal any provisions herein contained, in the manner now or hereafter prescribed by statute, and all rights, powers,

privileges and discretionary authority granted or conferred herein upon shareholders or directors are granted subject to this reservation.

        TWELFTH:    The (a) name, and (b) mailing address, of the individual who causes this document to be delivered for filing, and to whom the Secretary of State may deliver notice if filing of this document is refused, is: Griselle Estrada, 1201 New York Avenue, N.W., Suite 1000, Washington, D. C. 20005-3917.

        THIRTEENTH:    The Colorado Secretary of State may contact the following authorized person regarding this document: Griselle Estrada, 1201 New York Avenue, N.W., Suite 1000, Washington, D. C. 20005-3018; voice: (202) 962-4017; fax: (202) 962-8300; e-mail: gestrada@venable.com.

 ARTICLES OF MERGER AND PLAN OF MERGER
OF ISI MERGER CORP.
A COLORADO CORPORATION,
AND
REAL TIME LOGIC, INC.
A COLORADO CORPORATION
(DOING BUSINESS AS RT LOGIC)

        THESE ARTICLES OF MERGER AND PLAN OF MERGER (the "Articles") dated as of October 1, 2002 and are between ISI Merger Corp., a Colorado Corporation ("Merger Sub") and Real Time Logic, Inc., a Colorado Corporation doing business as RT Logic, Inc., ("RT Logic").

        Merger Sub and RT Logic are sometimes referred to herein as the "Constituent Corporations."

        A.    Merger Sub is a corporation duly organized and existing under the laws of the State of Colorado and has an authorized capital of 5,000 shares, $0.01 par value, all of which are designated "Common Stock." As of October 1, 2002, there were 1,000 shares of common stock were issued and outstanding.

        B.    RT Logic is a Corporation duly organized and existing under the laws of the State of Colorado and has an authorized capital of 25,000,000 shares of no par value stock, all of which are designated "Common Stock." As of October 1, 2002, there were 2,498,000 shares of common stock were issued and outstanding.

        C.    The Board of Directors of each of RT Logic and Merger Sub have determined that it is advisable and in the best interests of their respective shareholders to merge RT Logic with and into Merger Sub (the "Merger") upon the terms and conditions herein provided and have approved these Articles and the Agreement and Plan of Reorganization (the "Merger Agreement") dated October 1, 2002 by and among RT Logic, Merger Sub, certain shareholders of RT Logic, Randal E. Culver as shareholders representative, and Integral Systems, Inc., a Maryland corporation ("Integral").

        D.    The respective shareholders of Merger Sub and RT Logic have unanimously approved these Articles and the Merger Agreement.

        NOW, THEREFORE, the undersigned have caused these Articles to be filed with the Colorado Secretary of State.

I. MERGER

        1.    The Merger.    Upon the Effective Time (as defined below) of the Merger, RT Logic shall be merged with and into Merger Sub and the separate existence of RT Logic shall cease and Merger Sub shall be the "Surviving Corporation." Upon the Effective Time, all of the effects of a statutory merger between two domestic corporations under the Colorado Business Corporation Act will take effect.

        2.    Approval of the Merger.    The board of directors of RT Logic acting by unanimous written consent dated September 9, 2002 duly adopted a resolution declaring that a merger substantially upon the terms and conditions set forth in the Merger Agreement and these Articles was advisable and directing their submissions to a meeting of shareholders scheduled to be held on September 30, 2002. A notice, sent in compliance with C.R.S. 7-111-103(1) of a special meeting of the shareholders scheduled to be held September 30, 2002 was sent to shareholders of RT Logic to consider the Merger and approve the Merger Agreement and these Articles. These Articles were subsequently approved by the written consent of all of the shareholders of RT Logic. The board of directors of Merger Sub, acting by unanimous written consent dated September 30, 2002 duly adopted a resolution declaring that a merger substantially upon the terms and conditions set forth in the Merger Agreement and these Articles was advisable and directing their submission to the shareholders of Merger Sub. The Merger

Agreement was approved by written consent of Integral, the sole shareholder of the outstanding capital stock of Merger Sub.

        3.    Address of Surviving Corporation.    The address of the principal place of business of the Surviving Corporation in Colorado is 1042 Elkton Drive, Colorado Springs, Colorado 80907.

        4.    Effective Time.    The effective time is intended to be October 1, 2002, or as soon thereafter as these Articles of Merger are filed with the Colorado Secretary of State and the Secretary of State makes a copy of the file-stamped Articles available to RT Logic and Merger Sub either by facsimile or by making an image of such file-stamped copy available on its website (the "Effective Time").

II. CHARTER DOCUMENTS, DIRECTORS AND OFFICERS

        1.     The Articles of Incorporation of the Merger sub, as in effect immediately prior to the Effective Time, shall be, from and after the Effective Time, the articles of incorporation of the Surviving Corporation, until thereafter altered, amended or repealed as provided therein and in accordance with applicable law, except that the name of the Surviving Corporation shall be "Real Time Logic, Inc."

        2.     The Bylaws of the Merger Sub, as in effect immediately prior to the Effective Time, shall be, from and after the Effective Time, the Bylaws of the Surviving Corporation, until thereafter amended or repealed as provided therein and in accordance with applicable law, except that the name of the Surviving Corporation shall be "Real Time Logic, Inc."

        3.     The officers and directors of the Merger Sub immediately prior to the Effective Time shall be, from and after the Effective Time, the officers of the Surviving Corporation, until their respective successors are duly elected or appointed and qualify or their earlier resignation or removal.

III. PLAN OF MERGER

        1.    RT Logic.    Subject to the terms and conditions of the Merger Agreement, including without limitation such provisions relating to the delivery of a portion of the Merger consideration to an escrow fund, at the Effective Time, by virtue of the Merger and without any further action on the part of Integral, the Merger Sub, RT Logic, and the shareholders of RT Logic:

          (A)  The shares of RT Logic Common Stock issued and outstanding immediately prior to the Effective Time and held of record by a shareholder of RT Logic who holds less than or equal to six thousand (6,000) shares of RT Logic Common Stock shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and extinguished and converted into the right to receive, upon surrender of the certificate representing such shares of RT Logic Common Stock and delivery of such letters, signature pages, agreements and other documents as are or may be required under the Merger Agreement:

              (i)  a cash amount equal to 10.604 per share of such RT Logic Common Stock. (For purposes of these Articles, the aggregate amount of cash payable with respect to any shareholder with respect to such shares of RT Logic Common Stock pursuant to this Section III(A)(i) divided $13,240,000 shall be referred to as the "Cash Only Fractional Amount" with respect to such shareholder); and

             (ii)  at the time(s) specified in the Merger Agreement, and subject to the provisions of the Merger Agreement, a cash amount, if any, equal to the Excess Cash Purchase Price multiplied by the Cash Only Fractional Amount with respect to such shareholder; and

            (iii)  at the time(s) specified in the Merger Agreement with respect to each Earnout Period, and subject to the provisions of the Merger Agreement, a cash amount, if any, equal to fifty percent (50%) of the Contingent Purchase Price with respect to such Earnout Period multiplied by the Cash Only Fractional Amount with respect to such shareholder.

          (B)  The shares of RT Logic Common Stock issued and outstanding immediately prior to the Effective Time and held of record by a shareholder of RT Logic who holds more than six thousand (6,000) shares of RT Logic Common Stock shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and extinguished and converted in to the right to receive, upon surrender of the certificate representing such shares of RT Logic Common Stock and deliver of such letters, signatures pages, agreements and other documents as are or may be required under the Merger Agreement:

              (i)  a cash amount equal to S5.194 per share of such RT Logic Common Stock. (For purposes of these Articles, the aggregate amount of cash payable with respect to any shareholder with respect to such shares of RT Logic Common Stock pursuant to this Section III(B)(i) divided $13,240,000 shall be referred to as the "Fractional Amount" with respect to such shareholder); and

             (ii)  at the time(s) specified in the Merger Agreement, and subject to the provisions of the Merger Agreement, a cash amount, if any, equal to the Excess Cash Purchase Price multiplied by the Cash Only Fractional Amount with respect to such shareholder; and

            (iii)  at the time(s) specified in the Merger Agreement with respect to each Earnout Period, and subject to the provisions of the Merger Agreement, a cash amount, if any, equal to fifty percent (50%) of the Contingent Purchase Price with respect to such Earnout Period multiplied by the Fractional Amount with respect to such shareholder; and

            (iv)  0.27924 shares of common stock of Integral, par value $0.01 (the "Integral Common Stock"), per share of RT Logic Common Stock. (For purposes of these Articles, the aggregate amount of shares of Integral Common Stock payable with respect to any shareholder with respect to such shares of RT Logic Common Stock pursuant to this Section III(B)(iv) divided by 683,870 shall be referred to as the "Stock Fractional Amount" with respect to such shareholder); and^^

             (v)  at the time(s) specified in the Merger Agreement, and subject to the provisions of the Merger Agreement, a number of shares of Integral Common Stock, if any, equal to the Excess Stock Consideration multiplied by the Stock Fractional Amount; and

            (vi)  at the time(s) specified in the Merger Agreement with respect to any Earnout Period, and subject to the provisions of the Merger Agreement, a number of shares of Integral Common Stock, , if any, equal to the Earnout Stock Consideration with respect to such Earnout Period multiplied by the Stock Fractional Amount with respect to such shareholder.

          (C)  Definitions.    For purposes of these Articles, the following terms shall have the following meaning:

              (i)  The "Excess Shareholder Equity" shall mean an amount (greater than zero), if any, equal to the lesser of:

              (a)   the difference between

                 (x)  the amount of "Shareholder Equity" with respect to the RT Logic as determined in accordance with GAAP applied consistently with RT Logic's accounting practices and as set forth on a balance sheet for RT Logic dated as of September 30, 2002 (the "Closing Date Balance Sheet") and delivered to Integral by the Shareholders' Representative no later than fifteen (15) days after September 30, 2002, and

                (b)   $9,000,000,

              (b)   $1,000,000

             (ii)  The "Excess Cash Purchase Price" shall be an amount equal to fifty percent (50%) of the Excess Shareholder Equity.

            (iii)  The "Excess Stock Consideration shall mean a number of shares of Integral Common Stock equal to the quotient obtained by dividing (i) amount equal to fifty percent (50%) of the Excess Shareholder Equity by (ii) the Average Price.

            (iv)  The "Contingent Purchase" shall be as defined and calculated pursuant to the Merger Agreement.

             (v)  The "Earnout Periods" and each "Earnout Period" shall be the period or periods set forth in Schedule 6 of the Merger Agreement.

            (vi)  The "Average Price" shall be the average of the daily last trade price of the Integral Common Stock as reported on the Nasdaq National Market for the thirty (30) trading day period ending two (2) trading days immediately preceding the Closing Date.

           (vii)  The "Earnout Stock Consideration" with respect to any Earnout Period shall mean that certain number of shares of Integral Common Stock having an aggregate value equal to fifth percent (50%) of the Contingent Purchase Price with respect to each Earnout Period. For purposes of determining the Earnout Stock Consideration with respect to any Earnout Period pursuant to the preceding sentence, each such shares of Integral Common Stock shall be deemed to have a per share value equal to the average of the daily last trade of the Integral Common Stock as reported in the Nasdaq National Market for the thirty (30) trading day period ending two (2) trading days immediately preceding the last calendar day of such Earnout Period.

        2.    Merger Sub.    All of the shares of the Common Stock of the Merger Sub issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding.

        3.    Options.    At the Effective Time, there are no options or other rights to acquire capital stock of RT Logic or Merger Sub.

        4.    Exchange of Certificates.    Each holder of an outstanding certificate representing shares of RT Logic capital stock may surrender the same for cancellation as provided in the Merger Agreement and each such holder shall be entitled to receive in exchange therefor, according to the terms and conditions of the Merger Agreement, the consideration due to such holder by virtue of the Merger. Until such surrender, such certificate shall be deemed, from and after the Effective Time, to represent only the right to receive the applicable Merger consideration payable at such time with respect to such certificate pursuant to the terms of the Merger Agreement.

        5.    Fractional Shares.    No fractional shares of Integral Common Stock shall be issued as a result of the Merger described hereinabove and such amounts shall be rounded to the nearest whole share without cash payment of any fractional amount. Subject to the Merger Agreement, all cash amounts due and payable pursuant to the terms of this Agreement shall be rounded to the nearest whole cent.

        6.    Dissenter's Rights.    As a result of unanimous approval of the holders of RT Logic, no shareholder is entitled to dissenter's or appraisal rights under the Colorado Business Corporation Act.

 IV. GENERAL

        1.    Further Assurances.    From time to time, as and when required by Merger Sub or by its successors or assigns, there shall be executed and delivered on behalf of RT Logic such deeds and other instruments, and there shall be taken or caused to be taken by RT Logic such further and other actions as shall be appropriate or necessary in order to vest or perfect in or confirm of record or otherwise by Merger Sub the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of RT Logic and otherwise to carry out the purposes of these Articles, and the officers and directors of Merger Sub are fully authorized in the name and on behalf of RT Logic or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

        2.    Amendment and Abandonment.    The Board of Directors of the Constituent Corporations may amend these Articles at arty time prior to the filling of these Articles (or certificate in lieu thereof) with the Secretary of State of the State of Colorado, provided that an amendment made subsequent to the adoption of these Articles by the shareholders of either Constituent Corporation shall not: (1) alter or change the amount or kind of shares, securities, cash, property and/or rights to be received in exchange for or on conversion of all or any of the shares of any class or series thereof of such Constituent Corporation, (2) alter or change any term of the Articles of Incorporation of the Surviving Corporation to be effected by the Merger, or (3) alter or change any of the terms and conditions of these Articles if such alteration or change would adversely affect the holders of any class of shares or series thereof of such Constituent Corporation. Notwithstanding the approval of these Articles by the shareholders of RT Logic and/or the shareholder of Merger Sub, the Board of Directors of Integral or RT Logic may resolve to abandon the Merger.

V. INDIVIDUAL WHO CAUSES DOCUMENT TO BE FILED

        The name and mailing address of the individual who causes this document to be delivered for filing, and to whom the Secretary of State may deliver notice if filing of this document is refused is:

Randel E. Culver Real Time logic, Inc. 1042 Elkhorn Drive Colorado Springs, CO 80907

        The Colorado Secretary of State may contact the following authorize person regarding this document:

Reuben K. Sparks, III Sparks Willson Borges Brandt & Johnson, P.C. 24 S. Weber, Suite 400 Colorado Springs, CO 80903

Phone:	(719) 475-0097
Fax:	(719) 633-8477

        IN WITNESS WHEREOF, the Merger provided for by these Articles shall become effective at the Effective Time and the separate existence of RT Logic, except insofar as continued by statute, shall cease. These Articles of Merger and Plan of Merger are hereby executed co behalf of each of the Constituent Corporations by their respective duly authorized officers.

REAL TIME LOGIC, INC., A COLORADO CORPORATION doing business as RT Logic
By:	/s/ Mark D. McMillen
Name:	Mark D. McMillen
Title:	CEO
ISI MERGER CORP a Colorado corporation
By:	/s/ Stephen R. Chamberlain
Name:	Stephen R. Chamberlain
Title:	CEO

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  Exhibit 3.107
ARTICLES OF INCORPORATION
ARTICLES OF MERGER AND PLAN OF MERGER OF ISI MERGER CORP. A COLORADO CORPORATION, AND REAL TIME LOGIC, INC. A COLORADO CORPORATION (DOING BUSINESS AS RT LOGIC)
I. MERGER
II. CHARTER DOCUMENTS, DIRECTORS AND OFFICERS
III. PLAN OF MERGER
IV. GENERAL
V. INDIVIDUAL WHO CAUSES DOCUMENT TO BE FILED